Exhibit 99

FOR IMMEDIATE RELEASE

Grant Miller

Interim Chief Executive Officer

Chief Financial Officer

USA Broadband, Inc.

(619) 203-6569

Richard Lubic

Chief Executive Officer

Las Americas Broadband, Inc.

(661) 822-1030

USA BROADBAND AND LAS AMERICAS BROADBAND ANNOUNCE
SIGNING OF DEFINITIVE ASSET PURCHASE AGREEMENT

CORONADO, CA, TEHACHAPI, CA, January 13, 2003.  USA Broadband, Inc., a Delaware corporation (OTCBB: USBU.OB), and Las Americas Broadband, Inc., a Colorado corporation (OTC: LABN.PK), announced today the execution of a definitive asset purchase agreement, under which USA Broadband will acquire certain assets from Las Americas associated with Las Americas’ interests and operations in Cable California SA de CV, a Mexican Corporation that is developing an advanced cable television system in the Northern Baja California Region of Mexico.  The Asset Purchase Agreement also includes Dick Clark International Cable Ventures, Ltd., and Cable California SA de CV, a Mexican Corporation controlled by Sr. Carlos Bustamante Anchondo.  USA Broadband will form a Mexican entity, allowing for the increase of its ownership position in Cable California SA de CV, subject to governmental approvals.

Richard Lubic, Las Americas Broadband President and Chief Executive Officer, has agreed to provide certain management services to USA Broadband and Cable California SA de CV, under a management services contract.  He has also agreed to serve as Chairman of the Board of USA Broadband, Inc. and as Managing Director of Cable California SA de CV.  Mr. Lubic and USA Broadband’s new Mexican entity will continue the day-to-day operational management of the broadband network system buildout and operation of Cable California SA de CV.

As consideration for the Asset Purchase Agreement, USA Broadband has agreed to issue 2,500,000 shares of USA Broadband, Inc. common stock to Dick Clark International Cable Ventures; 2,250,000 shares of USA Broadband, Inc. common stock to Las Americas Broadband; and 250,000 of USA Broadband, Inc. common stock to Carlos Bustamante Anchondo.  A portion of the shares will remain in escrow as indemnification for certain representations and warranties of the parties.  USA Broadband also has agreed to assume certain liabilities of Cable California SA de CV and to reduce and extend the maturity of working capital loans to Las Americas made by USA Broadband since April 2002.

The Asset Purchase Agreement supersedes a previous agreement and plan of merger announced by the companies in April 2002.  The parties were unable to agree on certain closing conditions in the original agreement, and have agreed to mutually terminate the merger agreement in favor of the structure, terms and conditions of the asset purchase agreement.

Grant Miller, Interim Chief Executive Officer and Chief Financial Officer of USA Broadband stated, “We are excited at the opportunity to move forward with the build-out that we have analyzed and re-organized over the past nine months.  We have already put a great deal of effort into the financing and planning of the system, and we are ready to participate fully as an owner in the management and financing of this venture.”

Richard Lubic, Chief Executive Officer of Las Americas Broadband, said, “We believe that this agreement is advantageous for all parties involved, including those that have developed this import broadband network to date, those that will continue to expand the system, and to those residents of Tijuana, California, that are anxious to have advanced fiber-optic infrastructure and the right to log on to the worldwide web and Internet delivered to their homes.”  Mr. Lubic also indicated that this agreement will allow Las Americas Broadband to concentrate on its wireless and broadband cable upgrades in the Central Valley of California where it operates.

About USA Broadband, Inc.

USA Broadband, Inc. is a publicly-traded Delaware corporation positioning itself to become a provider of digital television, entertainment, data, Internet and broadband services.  USA Broadband is seeking to develop a suite of popular digital services based on best-of-breed delivery technologies, such as direct broadcast satellite services and high-speed wireline and wireless broadband access.

About Las Americas Broadband, Inc.

Las Americas Broadband, Inc. develops and operates cable television systems and broadband networks for video, data, and Internet.  Cable California, under the management of Las American Broadband, Inc. is constructing a 1,300-mile broadband network in the Northern Baja California region of Mexico for the delivery of cable television, data and Internet. Cable California, an entity organized under the laws of the United States of Mexico, has a 30-year advanced telecommunications broadband concession from the Mexican government to construct and operate one of Latin America’s largest fiber-optic networks, a 750-mhz network providing high-speed Internet, telephony, data and multi-channel cable television to residents and businesses. Las Americas Broadband has a management contract to manage Cable California.  Las Americas Broadband intends, subject to the approval of the government of Mexico, to acquire the majority control of the company through a Mexico subsidiary.  Las Americas Broadband, through a wholly-owned operating subsidiary, also owns and operates a 450-mhz cable television system in Kern County, California.

Forward Looking Information

This press release may contain forward-looking statements involving risks and uncertainties.  Statements in this press release that are not historical, including statements regarding management intentions, beliefs, expectations, representations, plans or predictions of the future are forward-looking statements within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These risks include, but are not limited to, fluctuations in financial results, availability and customer acceptance of products and services, the impact of competitive products, services and pricing, and general market trends and conditions.  For a discussion of other potential factors that could cause actual results to vary materially from expectations, reference is made to USA Broadband’s and Las Americas’ respective annual and quarterly reports filed with the Securities and Exchange Commission.  None of the parties to this transaction undertakes any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

This press release is not an offer to purchase shares of Las Americas Broadband common stock, nor is it an offer to sell shares of USA Broadband common stock that may be issued in the transaction or otherwise.  Any issuance of USA Broadband common stock in the transaction must be registered under the Securities Act of 1933, as amended, and such USA Broadband common stock must be offered only by means of a prospectus complying with the Securities Act of 1933, as amended.